EXHIBIT 10.2

FLOWSERVE CORPORATION
ANNUAL INCENTIVE PLAN
As Amended and Restated Effective August 17, 2022

A. ESTABLISHMENT AND PURPOSE
a.Establishment of the Plan
Flowserve Corporation, a New York corporation, hereby establishes an annual incentive compensation plan known as the Flowserve Corporation Annual Incentive Plan, effective as of August 17, 2022 (the “Plan”). The Plan permits the Company to award annual incentive award payouts to Participants based on the achievement of pre-established performance goals. The Plan shall continue to be effective until terminated by the Board, pursuant to Article 10.
a.Purpose
The primary purposes of the Plan are to:
i.motivate Participants towards achieving annual goals that are within corporate, divisional, group and/or local facility control and are considered key to the Company’s success;
ii.encourage teamwork among Participants in various segments of the Company; and
iii.reward performance with pay that varies in relation to the extent to which the pre-established goals are achieved.
B. DEFINITIONS
Whenever used in the Plan, the following terms shall have the meanings set forth below:
a.Award Opportunity
means the various levels of incentive award payouts that a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 and Section 5.2 herein.
a.Board
means the Board of Directors of the Company.
a.Cause
means any of the following events:
i.the continued failure by the Participant to substantially perform his or her duties with the Company or any of its Subsidiaries,
ii.conviction of a felony or the Participant’s plea of guilty or nolo contendre to a felony,
iii.the willful engaging by the Participant in gross misconduct which is injurious to the Company,
iv.the Participant’s violation of the Company’s or any of its Subsidiaries’ policies and procedures and/or the Flowserve Code of Business Conduct, or
v.any other action or reason arising from the conduct of a Participant determined to be cause in the absolute Discretion of the Committee.
b.Change in Control
has the meaning set forth in the Flowserve Corporation 2020 Long-Term Incentive Plan, as amended from time to time.
a.Code
means the U.S. Internal Revenue Code of 1986, as amended from time to time.
a.Committee
means the Organization and Compensation Committee established and appointed by the Board.
a.Company
means Flowserve Corporation, a New York corporation and its successors and assigns.
a.Disability
means a long-term disability as defined in and meeting the terms and conditions of the appropriate plan of the Company or any of its Subsidiaries that provides long-term disability benefits to the Company’s or any of its Subsidiaries’ eligible employees (or, as set forth in any successor plans), as applicable to the Participant, or, if no long-term disability plan is in place or is applicable to the Participant, a physical or mental condition resulting from bodily injury, disease, or mental disorder which prevents the Participant from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee or its delegate, based upon medical reports or other evidence satisfactory to the Committee or its delegate.
a.Discretion or Discretionary

means the Committee’s sole and exclusive right to make determinations.
a.Eligible Earnings
means (i) base salary on a date selected by the Committee or its delegate between December 1st and December 31st of a Performance Period or actual base salary paid for the Performance Period, as determined by the Committee or its delegate; (ii) overtime pay for United States and Canadian-based Employees; and (iii) actual premium pay for United States and Canadian-based Employees. “Eligible Earnings” excludes all amounts not otherwise enumerated in this Section 2.10, including, without limitation:
a.Annual Incentive Plan awards for prior years,
b.awards under the Flowserve Corporation 2020 Long-Term Incentive Plan, any prior or successor equity plan, and any other long-term cash or equity-based incentive awards,
c.commissions,
d.discretionary and non-discretionary bonuses,
e.payouts of unused vacation or other time off,
f.relocation reimbursements or allowances,
g.long-term disability pay (other than paid light duty long-term disability),
h.severance pay,
i.expense reimbursements,
j.car allowances,
k.tax/financial planning reimbursements,
l.club dues, and
m.foreign service allowances.
b.Employee
means any person paid through the payroll department of the Company or its Subsidiaries (as opposed to the accounts payable department of the Company); provided, however, that the term “Employee” shall not include any Person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company or any of its Subsidiaries, nor the employees of any such Person, regardless of whether that Person (including his or her employees) is later found to be an employee of the Company or any of its Subsidiaries by any court of law or regulatory authority.
a.Final Award
means the actual award earned during a Performance Period by a Participant, as determined by the Committee following the end of the Performance Period.
a.Participant
means an Employee chosen by the Committee to participate in the Plan as provided for in Article 4 herein.
a.Performance Period
means the twelve (12) month period beginning January 1st and ending December 31st over which performance is measured for purposes of determining Final Awards, or such other period determined by the Committee in its absolute Discretion.
a.Plan
means the Flowserve Corporation Annual Incentive Plan, as set forth herein, as the same may be amended from time to time.
a.Special Termination
means the termination of a Participant’s employment for any reason other than death, Disability, Cause or a reduction-in-force on or after the date the Participant attains both (i) age 55 and (ii) 10 years of service with the Company.
a.Subsidiary
means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.
a.Target Incentive Award
means the award to be paid to a Participant when the Company meets targeted performance results, as established by the Committee. This award is based on the Employee’s Eligible Earnings and his or her level of responsibility.
A. ADMINISTRATION
a.The Committee
The Plan shall be administered by the Committee or its delegate. Membership on the Committee shall be limited to those members of the Board who are independent directors as required by the New York Stock Exchange “NYSE” rules.

a.Authority of the Committee
(a) Except as limited by law or by the certificate of incorporation or bylaws of the Company and subject to the provisions herein, the Committee or its delegate shall have full power to:
1.select Employees who shall participate in the Plan;
2.determine the size and types of Award Opportunities and Final Awards;
3.determine the terms and conditions of Award Opportunities in a manner consistent with the Plan;
4.construe and interpret the Plan and any agreement or instrument entered into under the Plan;
5.establish, amend, or waive rules and regulations for the Plan’s administration;
6.amend the terms and conditions of any outstanding Award Opportunity to the extent such terms and conditions are within the Discretion of the Committee as provided in the Plan; and
7.to the extent permitted by law, delegate the authority described herein.
i.The Committee, or its delegate, shall also make all other determinations which may be necessary or advisable for the administration of the Plan.
b.Decisions Binding
All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.
a.Indemnification

(a) Each person who is or shall have been a member of the Committee or its delegate shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.
i.The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
B. ELIGIBILITY AND PARTICIPATION
a.Eligibility
Only Employees shall be eligible to participate in the Plan. Independent contractors and employees of third parties who are performing work on behalf of the Company, whether part-time, full-time, or temporary, shall not be eligible to participate in the Plan. Employees who participate in a sales incentive plan are ineligible to participate in the Plan.
a.Participation

(a) Participation in the Plan is Discretionary and shall be determined on an annual basis by the Committee. Participants shall be notified of their participation in the Plan in writing and shall be apprised of the terms of the Plan as soon as practical following the Committee’s Discretionary determination.
i.Participation in the Plan and the receipt of an award under the Plan requires that a Participant be in an employment relationship with the Company or a Subsidiary on December 31st of the respective year to which the award or benefit relates; provided that, to the extent permitted by applicable law the Committee may determine for any Performance Period to require continued employment with Company or a Subsidiary through the applicable payment date of any Final Award.
b.Partial Performance Period Participation
An Employee who becomes eligible to participate in the Plan after the beginning of a Performance Period may participate on a pro rata basis in the Plan for that Performance Period. The Committee, in its Discretion, retains the right to increase or decrease the number of days the Employee participates in the Plan for the initial Performance Period of eligibility or to reflect any period the Employee is on a leave of absence.

a.No Right to Participate
No Employee shall at any time have a right to participate in the Plan for any Performance Period, despite having previously participated in the Plan. All awards and other benefits granted under the Plan are of a voluntary nature. The grant of an award or the benefit of participating in the Plan shall not create a claim for future awards, benefits or participation in the Plan even if awards or benefits have been granted to a Participant repeatedly over previous Plan years.
A. AWARD DETERMINATION
Section 5.1 Performance Measures and Performance Goals
Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall select performance measures and shall establish performance goals for that Performance Period.
Award Opportunities
Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall establish, in writing, Award Opportunities (including a Participant’s Target Incentive Award) which correspond to various levels of achievement of the pre-established performance goals. In the event a Participant changes job levels during a Performance Period, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Performance Period. The extent to which any applicable performance goals have been achieved shall be conclusively determined in writing by the Committee prior to payment of any Award Opportunity.
a.Adjustment of Performance Goals, Award Opportunities and Final Awards

(a) Although performance goals generally shall not be changed during the Performance Period, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the performance goals (either up or down) during the Performance Period as such goals apply to the Award Opportunities of all or any specified Participants.
i.Notwithstanding any other provision of this Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company that affects the fair value of an Award Opportunity, the Committee shall adjust any or all of the following so that the fair value of the Award Opportunity immediately after the transaction or event is equal to the fair value of the Award Opportunity immediately prior to the transaction or event: (i) the performance measures or performance goals related to the then-current Performance Periods; or (ii) the amount payable pursuant to the Award Opportunities for the then-current Performance Periods, provided, that in each case, such adjustment will not cause adverse tax consequences to any Participant under Section 409A of the Code.
ii.At the end of each Performance Period the Committee or its delegate, will compute Final Awards. The Committee or its delegate shall have the authority, in its absolute Discretion, to increase, or to reduce or eliminate the amount of the Final Award determination for each Participant based upon such Participant’s individual performance during the Performance Period or upon any other objective or subjective criteria it deems appropriate.
b.Award Limit
The Committee may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Employee class, or among individual Participants) in each Performance Period. The guidelines, if any, may be expressed as a percentage of Company-wide goals or financial measures, or such other measures as the Committee shall from time to time determine.
a.Threshold Levels of Performance
The Committee may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.
A. PAYMENT OF FINAL AWARDS
a.Form and Timing of Payment
Each Participant’s Final Award shall be paid in one lump sum, in the year following the end of Performance Period on or before the June 30th of such year, provided, however, that the payment of a Final Award may be reduced or otherwise offset to satisfy any outstanding debt or obligation owed by the Participant to the

Company or a Subsidiary so long as such reduction or offset does not result in the Participant being subject to the additional tax imposed under Section 409A of the Code.
a.Unsecured Interest
No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
A. TERMINATION OF EMPLOYMENT
a.Termination of Employment Due to Death, Disability, or Special Termination
In the event a Participant’s employment is terminated within the Performance Period by reason of death, Disability, or a Special Termination, the Final Award determined in accordance with Section 5.3 herein shall be calculated to reflect participation prior to termination only. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Final Award paid under this Section 7.1 shall be paid in accordance with Section 6.1.
a.Termination of Employment for Reasons Other than Death, Disability, Special Termination or in Connection with a Change in Control
In the event a Participant’s employment is terminated and therefore a Participant ceases to be an Employee, within the Performance Period, for any reason other than death, Disability, Special Termination or a Change in Control (of which the Committee shall be the sole judge), all of the Participant’s rights to a Final Award for the Performance Period then in progress shall be forfeited. However, except in the event of an involuntary termination of employment for Cause, the Committee, in its Discretion, may pay an award for the portion of the Performance Period that the Participant was employed by the Company, computed as determined by the Committee.
A. RIGHTS OF PARTICIPANTS
a.Employment
Nothing in the Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the benefits provided for by the Plan.
a.Nontransferability
No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.
A. CHANGE IN CONTROL
In the event of a Change in Control, each Participant shall be entitled to a pro rata payment of his or her Target Incentive Award for the Performance Period during which such Change in Control occurs. The pro rata Target Incentive Award payment shall be calculated by dividing the number of months within the Performance Period prior to the effective date of the Change in Control by the annual twelve (12) month period (or such other number of months in the full Performance Period if not a year). In order to prorate a Target Incentive Award pursuant to the preceding sentence, the month in which the Change in Control occurs will not be considered a month within the Performance Period prior to the effective date of the Change in Control unless the Change in Control occurred after the fifteenth (15th) day of such month. Such amount shall be paid to each Participant within forty-five (45) days after the effective date of the Change in Control and such payment will be made in lieu of any other payment to be made to a Participant for such Performance Period.
A. AMENDMENTS
The Company reserves the right, at any time and by action of the Board or the Committee, to amend or terminate the Plan in whole or in part and from time to time; provided, however that any action that would otherwise be adverse to a Participant shall be made on a prospective basis only unless required by applicable law.
A. MISCELLANEOUS
a.Governing Law and Proper Venue
The Plan and all provisions hereunder, shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to principles of conflict of laws. The proper place of venue to enforce any terms or conditions of the Plan shall be Dallas County, Texas. Furthermore, any legal proceeding against the Company arising out of or in connection with the Plan shall be brought in the district courts of Dallas County, Texas, or the United States District Court for the Northern District of Texas, Dallas Division.
a.Withholding Taxes
The Company, or the applicable Subsidiary, shall have the right to deduct from all payments under the Plan any federal, state, local, or other taxes required by applicable law to be withheld with respect to such payments.
a.Compliance with Section 409A of the Code
The Plan is intended to comply with, or be exempt from, and shall be administered in a manner that is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Each Award Opportunity shall be awarded and/or issued or paid in a manner that will comply with, or be exempt from, Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Any provision of the Plan that would cause an Award Opportunity to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by applicable law).
a.Non-Pensionable Status of Payments under the Plan
Unless otherwise expressly and specifically provided in a pension plan or local law, payments under the Plan shall not be taken into account for purposes of calculating an employee’s pension benefits under any applicable pension plans.
a.Number
Except where otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural.
a.Severability
In the event that any provision of the Plan shall be declared or adjudicated illegal, invalid or unenforceable for any reason whatsoever, then the illegal, invalid or unenforceable provision shall be deemed excised herefrom and the remaining parts of the Plan shall continue and remain in full force and effect and the Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had not been included herein.
a.Costs of the Plan
All costs of implementing and administering the Plan shall be borne by the Company and its Subsidiaries.
a.Successors
All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

The Company has caused the Plan to be executed this 17th day of August, 2022.

FLOWSERVE CORPORATION

Date: August 17, 2022

/s/ Susan Hudson
Susan Hudson Sr. Vice President and Chief Legal Officer